Exhibit 99.1

August 7, 2019

Fellow Shareholders,

Continued strong execution against our strategic plan led to a great quarter.  We achieved two significant milestones:  active accounts passed 30 million and ARPU surpassed $20. We beat our outlook for revenue, gross profit and adjusted EBITDA.  The industry-wide shift to streaming is accelerating.  Our business momentum and ongoing investment in areas of competitive differentiation continue to drive growth and attract users, advertisers and content publishers. This resulted in a robust increase in Active Accounts, healthy growth of Streaming Hours and continued progress in monetization.

Q2 highlights

•	Total net revenue of $250.1 million, up 59% YoY;
•	Platform revenue of $167.7 million, up 86% YoY;
•	Active Accounts of 30.5 million, a net addition of 1.4 million from last quarter;
•	Streaming Hours increased 0.5 billion hours vs. Q1 to 9.4 billion, up 72% YoY;
•	Average Revenue Per User (ARPU) of $21.06 (TTM), up $2.00 vs. Q1 2019;
•

Gross Profit of $114.2 million, up 47% YoY (and up 66% YoY excluding an $8.9M benefit to Player COGS in Q2 2018, from releasing accruals related to potential IP licensing liabilities that did not materialize);

•	Roku monetized video ad impressions again more than doubled YoY.

Key Operating Metrics	Q2 18	Q3 18	Q4 18	Q1 19	Q2 19	YoY %
Active Accounts (millions)	22.0	23.8	27.1	29.1	30.5	39%
Streaming Hours (billions)	5.5	6.2	7.3	8.9	9.4	72%
ARPU ($)	$16.60	$17.34	$17.95	$19.06	$21.06	27%

Summary Financials ($ in millions)	Q2 18	Q3 18	Q4 18	Q1 19	Q2 19	YoY %
Platform revenue	$90.3	$100.1	$151.4	$134.2	$167.7	86%
Player revenue	66.5	73.3	124.3	72.5	82.4	24%
Total net revenue	156.8	173.4	275.7	206.7	250.1	59%
Platform gross profit	63.0	70.5	109.4	93.8	109.7	74%
Player gross profit	14.7	8.4	2.9	7.1	4.5	-69%
Total gross profit	77.8	79.0	112.3	100.9	114.2	47%
Platform gross margin %	69.8%	70.5%	72.2%	69.9%	65.4%	-430	bps
Player gross margin %	22.2%	11.5%	2.4%	9.8%	5.5%	-1670	bps
Total gross margin %	49.6%	45.6%	40.7%	48.8%	45.7%	-390	bps
R&D	40.2	45.4	51.0	55.7	62.0	54%
Sales and marketing	22.3	25.6	34.6	33.8	36.6	64%
G&A	15.4	19.8	21.2	22.1	26.0	69%
Total operating expenses	77.9	90.7	106.8	111.6	124.6	60%
Income (loss) from operations	(0.1)	(11.7)	5.5	(10.7)	(10.4)	nm
Adjusted EBITDA [1]	7.1	2.0	24.5	10.0	11.1	56%
Adjusted EBITDA margin %	4.5%	1.1%	8.9%	4.8%	4.4%	-10	bps

Outlook ($ in millions)	Q3 2019E		Full Year 2019E
Total net revenue	$250 - $255		$1,075 - $1,095
Total gross profit	$114 - $119		$480 - $490
Net income (loss)	($40) - ($34)		($71) - ($61)
Adjusted EBITDA [2,3]	($11) - ($5)		$30 - $40
[1] Refer to the reconciliation of net loss to adjusted EBITDA in the non-GAAP information in the tables accompanying this letter.
[2] Full Year 2019E reconciling items between net loss and non-GAAP adjusted EBITDA consist of stock-based compensation of $90 million, and depreciation and amortization and other income of $10 million.

[3] Q3 2019E reconciling items between net loss and non-GAAP adjusted EBITDA consist of stock-based compensation of approximately $26 million, and depreciation and amortization and other income of $3 million.

Roku Q2 2019 Shareholder Letter	1

Q2 Financial Details

Both platform and player segments exceeded our expectations resulting in an exceptional quarter. Total revenue growth accelerated to 59% YoY, primarily driven by growth in advertising as Roku monetized video ad impressions once again more than doubled YoY. Increases in the estimated value of content distribution agreements, based on improved visibility and performance trends, also resulted in a larger than expected recognition of revenue in the quarter. As a reminder, revenue recognition for our content distribution agreements can be lumpy quarter-to-quarter.

Total gross profit was $114 million, up 47% YoY. Excluding the $8.9 million benefit in Q2 2018 from a release of accruals related to potential IP licensing liabilities that did not materialize, total gross profit grew 66% YoY, faster than revenue growth.  As anticipated, gross margin declined sequentially due to continued mix shift to video advertising, the introduction of Premium Subscriptions and our strategy of driving down player ASPs when doing so grows our Active Accounts faster.   One of our strategies continues to be to maximize gross profit and not gross margin percentage.

We ended the quarter with $387 million of cash, cash equivalents, restricted cash and short-term investments which included net proceeds of $81 million from the sale of Class A common stock in at-the-market offering transactions during the quarter.

Based on our strong performance year to date and our expectations for the second half of the year, we are raising our full-year 2019 outlook.

INDUSTRY TRENDS

Data Shows Roku’s Lead in The U.S. is Widening

A range of studies confirms the strength of Roku’s position in the U.S. marketplace. According to Kantar Milward Brown, Roku is the #1 TV streaming platform in the U.S. by hours streamed.  Last month, Strategy Analytics reported that the Roku operating system powers 41 million OTT devices and smart TVs in the U.S. This is 36 percent greater than the next closest competitor and expected to grow. Recently released Parks Associates consumer survey data reveals Roku had 39% of the US streaming media player installed base as of Q1 2019.

Roku Q2 2019 Shareholder Letter	2

Roku excels in attracting customers without traditional cable.  Approximately 3.5 million U.S. TV households cut the cord from March 2018 to February of 2019, moving from traditional pay TV to streaming. ‘Cord Cutters’ and ‘Cord Nevers’ access video on their TV exclusively through streaming and Roku has the largest share in the U.S. This is a valuable strategic position for our advertising business as brands cannot reach these consumers via traditional linear TV.

SCALING ACTIVE ACCOUNTS

U.S. Consumers Choose Roku Devices Most Often

During Q2, we saw strong unit sales for both Roku TVs and players. We continue to strengthen our position in smart TV OS licensing. Roku TV represented more than one in three smart TVs sold in the U.S. during the first half of the year.

We work closely with our TV partners to deliver a wide variety of Roku TV models to customers at a range of picture resolutions, screen sizes and price points. Not only do consumers want smart TVs, but they expect more from TVs in terms of capabilities and affordability.  We recently agreed with Walmart to offer several new Roku devices including audio products to their customers under their onn brand. This is in addition to Roku TVs and Roku players already sold through Walmart.

Player unit sales increased 36%, the highest growth in the last nine quarters.  Our purpose-built OS allows us to offer superior streaming experiences to consumers at attractive price points.

THE POWER OF THE ROKU PLATFORM

First-Party Data Sets Platform Apart

The most successful digital ad platforms are built on three ingredients: a coveted audience, reach at scale, and proprietary data to drive results for marketers. Roku possesses all three. This quarter, we’re highlighting how data is scaling and differentiating our platform business.

First, Roku data and predictive models are increasingly driving the movies and shows we license and promote in The Roku Channel, further fueling the channel’s growth and monetization. For the first time this quarter, machine learning became the engine behind most content recommendations in The Roku Channel. Furthermore, the Roku platform (as a whole) streamed 69% more ad-supported hours than the next closest streaming platform in June 2019, according to Comscore.

Second, our deterministic data is helping advertisers reach more Roku consumers, more accurately. A recent study by Kantar found that Roku registration data is 21 percent more accurate than IP address (often used by third party ad tech companies for targeting) to identify a real Roku home. Use of Roku proprietary targeting segments in ad campaigns is growing significantly faster than other tactics, showing how attractive this unique data is to marketers.

Third, our direct consumer relationship and data are guiding the creation of new ad formats on our home screen and across the user experience. Sponsorships, which enable brands to help streamers discover and try new content, grew significantly faster than the already fast growth of video advertising. These ad formats are unique to Roku, and the consumer reaction is overwhelmingly positive. A recent study by Dynata (formerly known as ResearchNow) found that Roku only users are twice as likely to consider ads on Roku more relevant and personalized than Amazon Fire only or Apple TV only users do on those platforms.

As more and more TV ads are streamed, platforms that know their users well, like Roku, are thriving. This is evidenced by our growing client base. We have worked with three quarters of the Ad Age Top 200 national advertisers. Likewise, programmatic demand, as well as emerging verticals like direct-to-consumer, are among our fastest growing sales channels.

Roku Q2 2019 Shareholder Letter	3

OUTLOOK

We are increasing our outlook for 2019. We remain confident in delivering over $1 billion in revenue this year, with our raised outlook midpoint of $1.085 billion, representing roughly 46% year-over-year growth and up from 40% year-over-year in our prior outlook. We expect Platform revenue to represent roughly two-thirds of total revenue. We are raising our total gross profit outlook for 2019 to roughly $485 million at the midpoint, up from roughly $470 million previously.

Our strategy is to reinvest incremental gross profit in our business to further strengthen our competitive advantages and growth drivers. Given our performance in the first half, we are raising our full year adjusted EBITDA outlook to a range of $30 million to $40 million.

Our Q3 outlook calls for 46% year-over-year revenue growth to $252.5 million at the midpoint and 47% YoY gross profit growth to roughly $116.5 million at the midpoint. We anticipate sequential increases in operating expenses in Q3 and beyond from our continued investments in talent, product development, increased facility costs as well as the timing of expenses shifting out from Q2. As a result, we expect our adjusted EBITDA loss to be roughly $8 million in Q3 at the midpoint.

Please note that our outlook does not include the impact, if any, of new tariffs that may be imposed on foreign-sourced goods as there are still too many uncertainties related to the timing, scope and level of potential near-term changes in this area.  We, along with our partners, are taking steps to mitigate potential adverse impacts.

CONCLUSION

When we founded Roku, we believed that one day all TV would be streamed, and that internet connectivity and modern software would revolutionize television for the consumer and the industry. It is exciting to see how much progress has been made.

We remain focused on reinforcing our position as the leading TV streaming platform in the U.S. and becoming a more international company. The growing scale and power of our platform continues to make Roku more desirable to users, content providers and advertisers. Our first-party relationships with consumers and sophisticated content promotion and advertising capabilities provide significant competitive advantages. We continue to invest in making it easier for viewers to find the content they love and for advertisers to reach a more relevant audience with innovative TV ad products.  We believe we are uniquely positioned with respect to the secular shift in TV distribution and look forward to the second half of the year.

Thanks to our employees for all their hard work and thank you for your continued support.

Happy Streaming!

Sincerely,

Anthony Wood, Founder and CEO Steve Louden, CFO

Roku Q2 2019 Shareholder Letter	4

Conference Call Webcast – 2 p.m. PST August 7, 2019

The Company will host a webcast of its conference call to discuss the Q2 2019 results at 2 p.m. Pacific Time / 5 p.m. Eastern Time. Participants may access the live webcast in listen-only mode on the Roku investor relations website at ir.roku.com. An archived webcast of the conference call will also be available at ir.roku.com following the call.

About Roku, Inc.

Roku pioneered streaming to the TV. We connect users to the streaming content they love, enable content publishers to build and monetize large audiences, and provide advertisers with unique capabilities to engage consumers. Roku streaming players and Roku TVTM models are available around the world through direct retail sales and licensing arrangements with TV OEMs and service operators. Roku is headquartered in Los Gatos, Calif. U.S.A.

Roku, the Roku logo and other trade names, trademarks or service marks of Roku appearing in this shareholder letter are the property of Roku. Trade names, trademarks and service marks of other companies appearing in this shareholder letter are the property of their respective holders.

Investor Relations ir@roku.com	Press Tricia Mifsud tmifsud@roku.com Diane Carlini dcarlini@roku.com

Use of Non-GAAP Measures

In addition to financial information prepared in accordance with generally accepted accounting principles in the United States (GAAP), this shareholder letter includes certain non-GAAP financial measures. These non-GAAP measures include Adjusted EBITDA. In order for Roku’s investors to be better able to compare its current results with those of previous periods, Roku has included a reconciliation of GAAP to non-GAAP financial measures in the tables at the end of this letter. The Adjusted EBITDA reconciliation adjusts the related GAAP financial measures to exclude other income (expense), net, stock-based compensation expense, depreciation and amortization, and income tax (benefit)/expense where applicable. We believe these non-GAAP financial measures are useful as a supplement in evaluating our ongoing operational performance and enhancing an overall understanding of our past financial performance. However, these non-GAAP financial measures have limitations, and should not be considered in isolation or as a substitute for our GAAP financial information.

Forward-Looking Statements

This shareholder letter contains “forward-looking” statements that are based on our beliefs and assumptions and on information currently available to us. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “anticipate,” “believe,” “continue,” “could,” “design,” “estimate,” “expect,” “may,”  “seek,” “should,” “will,” “would” or similar expressions and the negatives of those terms. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements represent our beliefs and assumptions only as of the date of this letter. These statements include our financial outlook for the third quarter of 2019 and for the full fiscal year, the growth in active accounts, monetization of ARPU, the growth and evolution of the TV streaming market, our strategic plan, growth in the

Roku Q2 2019 Shareholder Letter	5

number of OTT devices and smart TVs powered by the Roku OS, Roku’s position in smart TV OS licensing, strength of the Roku brand, OS and platform, the growth and monetization of The Roku Channel,  the growth of Roku proprietary targeting segments in advertising campaigns, the importance of our direct customer relationship and data, the potential impact of trade tariffs, our investments, and our overall business trajectory. Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future. Further information on factors that could cause actual results to differ materially from the results anticipated by our forward-looking statements is included in the reports we have filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2018 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019.  Additional information will also be available in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2019.  All information provided in this shareholder letter and in the tables attached hereto is as of August 7, 2019, and we undertake no duty to update this information unless required by law.

Roku Q2 2019 Shareholder Letter	6

ROKU, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Net Revenue:
Platform	$167,682	$90,341	$301,835	$165,418
Player	82,419	66,469	154,928	127,968
Total net revenue	250,101	156,810	456,763	293,386
Cost of Revenue:
Platform (1)	57,980	27,328	98,344	48,994
Player (1)	77,912	51,730	143,319	103,528
Total cost of revenue	135,892	79,058	241,663	152,522
Gross Profit:
Platform	109,702	63,013	203,491	116,424
Player	4,507	14,739	11,609	24,440
Total gross profit	114,209	77,752	215,100	140,864
Operating Expenses:
Research and development (1)	61,994	40,196	117,732	74,322
Sales and marketing (1)	36,568	22,259	70,375	42,577
General and administrative (1)	26,033	15,429	48,119	30,999
Total operating expenses	124,595	77,884	236,226	147,898
(Loss) from Operations	(10,386)	(132)	(21,126)	(7,034)
Other Income, Net:
Interest expense	(571)	(57)	(669)	(108)
Other income, net	1,240	361	2,207	809
Total other income, net	669	304	1,538	701
Income (Loss) Before Income Taxes	(9,717)	172	(19,588)	(6,333)
Income tax (benefit) expense	(384)	(354)	(523)	(225)
Net Income (Loss)	$(9,333)	$526	$(19,065)	$(6,108)
Net income (loss) per share —basic	$(0.08)	$0.01	$(0.17)	$(0.06)
Net income (loss) per share —diluted	$(0.08)	$0.00	$(0.17)	$(0.06)

Weighted-average shares used in computing net income (loss) per share —basic	114,572	102,652	112,734	101,079
Weighted-average shares used in computing net income (loss) per share —diluted	114,572	121,698	112,734	101,079

(1)	Stock-based compensation was allocated as follows:
	Three Months Ended		Six Months Ended
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Cost of platform revenue	$59	$19	$118	$38
Cost of player revenue	246	67	489	111
Research and development	9,258	2,801	17,790	5,097
Sales and marketing	4,974	1,286	10,140	2,396
General and administrative	4,134	1,136	7,998	2,096
Total stock-based compensation	$18,671	$5,309	$36,535	$9,738

Roku Q2 2019 Shareholder Letter	7

ROKU, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except share data)

(unaudited)

	As of
	June 30, 2019	December 31, 2018
Assets
Current Assets:
Cash and cash equivalents	$375,509	$155,564
Short-term investments	10,987	42,146
Restricted cash	868	—
Accounts receivable, net of allowances	204,037	183,078
Inventories	39,443	35,585
Prepaid expenses and other current assets	19,063	15,374
Deferred cost of revenue, current	44	1,188
Total current assets	649,951	432,935
Property and equipment, net	48,402	25,264
Operating lease right-of-use assets	115,961	—
Intangible assets, net	1,200	1,477
Goodwill	1,382	1,382
Other non-current assets	3,929	3,939
Total Assets	$820,825	$464,997
Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable and accrued liabilities	$201,732	$148,562
Deferred revenue, current	36,536	45,442
Total current liabilities	238,268	194,004
Deferred revenue, non-current	13,889	19,594
Operating lease liability, non-current	105,513	—
Other long-term liabilities	2,473	6,748
Total Liabilities	360,143	220,346
Stockholders’ Equity:
Common stock, $0.0001 par value	12	11
Additional paid-in capital	733,627	498,553
Accumulated other comprehensive income (loss)	4	(17)
Accumulated deficit	(272,961)	(253,896)
Total stockholders’ equity	460,682	244,651
Total Liabilities and Stockholders’ Equity	$820,825	$464,997

Roku Q2 2019 Shareholder Letter	8

ROKU, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)

(unaudited)

	Six Months Ended
	June 30, 2019	June 30, 2018
Cash flows from operating activities:
Net loss	$(19,065)	$(6,108)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	5,677	3,606
Stock-based compensation expense	36,535	9,738
Provision for doubtful accounts	53	286
Non-cash interest expense	412	—
Loss from exit of facilities	—	385
Amortization of premiums on short-term investments	(265)	—
Changes in operating assets and liabilities:
Accounts receivable	(21,012)	9,383
Inventories	(3,858)	(6,799)
Prepaid expenses and other current assets	(5,377)	309
Operating lease right-of-use assets	7,738	—
Deferred cost of revenue	1,144	2,010
Other noncurrent assets	10	(1,333)
Accounts payable and accrued liabilities	32,255	(19,000)
Operating lease liabilities	(4,405)	—
Other long-term liabilities	(1,197)	(558)
Deferred revenue	(14,611)	(3,387)
Net cash provided by (used in) operating activities	14,034	(11,468)
Cash flows from investing activities:
Purchase of property and equipment	(23,171)	(9,013)
Purchases of short-term investments	(12,365)	—
Sales/maturities of short-term investments	43,810	—
Net cash provided by (used in) investing activities	8,274	(9,013)
Cash flows from financing activities:
Proceeds from equity issued under incentive plans	19,145	17,398
Proceeds from equity issued under at-the-market program, net of offering costs	179,360	—
Net cash provided by financing activities	198,505	17,398
Net Increase (Decrease) in cash, cash equivalents and restricted cash	220,813	(3,083)
Cash, cash equivalents and restricted cash—Beginning of period	155,564	177,250
Cash, cash equivalents and restricted cash—End of period	$376,377	$174,167
Cash, cash equivalents and restricted cash at end of period:
Cash and cash equivalents	375,509	174,167
Restricted cash	868	—
Cash, cash equivalents and restricted cash—End of period	$376,377	$174,167
Supplemental disclosures of cash flow information:
Cash paid for interest	$960	1
Cash paid for income taxes	$636	$349
Supplemental disclosures of non-cash investing and financing activities:
Unpaid portion of property and equipment purchases	$6,984	$1,043
Unpaid portion of at-the-market offering costs	$459	—

Roku Q2 2019 Shareholder Letter	9

ROKU, INC.

NON-GAAP INFORMATION (in thousands, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Reconciliation of Net Loss to Adjusted EBITDA:
Net loss	$(9,333)	$526	$(19,065)	$(6,108)
Other income, net	(669)	(304)	(1,538)	(701)
Stock-based compensation	18,671	5,309	36,535	9,738
Depreciation and amortization	2,828	1,950	5,677	3,606
Income tax (benefit) expense	(384)	(354)	(523)	(225)
Adjusted EBITDA	$11,113	$7,127	$21,086	$6,310

Roku Q2 2019 Shareholder Letter	10